Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Matthew J. Espe Elected to NCI Building System’s Board of Directors

HOUSTON, November 19, 2015 — NCI Building Systems, Inc. (NYSE: NCS) announced today that Matthew J. Espe has joined NCI’s Board of Directors as an independent and Class I director of the Company and a member of the Compensation Committee and Affiliate Transactions Committee. NCI’s board now consists of 11 members, seven of whom are independent directors.

“I’m very pleased that Matt has agreed to join our board,” said Norman C. Chambers, NCI’s Chairman, President and CEO. “Matt’s chief executive tenure at Armstrong, Ricoh and IKON, his prior service on other public company boards of directors and their committees and his senior executive experience at General Electric, brings valuable management experience, leadership capabilities, financial knowledge and business acumen to our Board.”

Currently, Mr. Espe is President and CEO of Armstrong World Industries, Inc. Prior to joining Armstrong in July 2010 he was chairman and chief executive officer of Ricoh Americas Corporation, a subsidiary of Ricoh Company, Ltd., a leading provider of document management solutions and services. Prior to that role, Mr. Espe was chairman of the board of directors and chief executive officer (2002 to 2008) of IKON Office Solutions, Inc. (“IKON”), an office equipment distributor and services provider, which was acquired by Ricoh in 2008. Mr. Espe was employed by General Electric for 22 years, serving as president and chief executive officer of GE Lighting prior to joining IKON in 2002. Mr. Espe previously served on the boards of directors of Unisys Corporation, a worldwide information technology company (2004 to 2014), and Graphic Packaging Holding Company, a provider of packaging solutions for consumer products companies (2009 to 2010).

Mr. Espe currently serves on the advisory board at the College of Business and Economics at the University of Idaho and on the advisory council for Drexel University's Lebow College of Business, Center for Corporate Governance. Additionally, Matt is a member of the National Association of Corporate Directors (NACD) and the Wall Street Journal CEO Council. He graduated from the University of Idaho with a bachelor's degree in marketing, and received his MBA from Whittier College.

About NCI Building Systems
NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States, Mexico and China, with additional sales and distribution offices throughout the United States and Canada. For more information visit www.ncibuildingsystems.com.